                                 EXHIBIT 3.01

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                           LAW COMPANIES GROUP, INC.
                           (ADOPTED ON MAY 6, 1997)


                                      I.

     The name of the Corporation is:

                           LAW COMPANIES GROUP, INC.


                                      II.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.


                                     III.

     The Corporation shall have perpetual duration.


                                      IV.

     The purposes of the Corporation shall be to engage in engineering, environmental and related services throughout the world, to form and to hold stock of other corporations, including corporations which provide engineering and related services, and to engage in any other lawful businesses from time to time without limitations.

                                      V.

     The aggregate number of shares which the Corporation shall have the authority to issue is twelve million five hundred thousand (12,500,000), divided as follows:

     A.   COMMON STOCK.  The Corporation shall have the authority to issue ten
          ------------
million (10,000,000) shares of Common Stock, with a par value of One Dollar ($1.00) per share ("Common Stock").

     B.   PREFERRED STOCK.  The Corporation shall have the authority to issue
          ---------------
two million five hundred thousand (2,500,000) shares of Cumulative Convertible Redeemable Preferred Stock, with no par value per share ("Preferred Stock").

                                      VI.

     The Common Stock and the Preferred Stock shall have the rights and preferences described in this Article VI.

     A.   VOTING.
          ------

          1.   Common Stock.  The Common Stock shall have unlimited voting
               ------------
rights under the Georgia Business Corporation Code (the "Code"), except upon matters expressly reserved for approval solely by another class or series of stock under the Code, these Articles of Incorporation, or the Bylaws of the Corporation. Each share of Common Stock shall entitle its holder to one vote on each matter upon which the holders of the Common Stock are entitled to vote.

          2.   Preferred Stock.  The Preferred Stock shall have unlimited voting
               ---------------
rights under the Code, except (a) it shall only vote separately as a class with respect to (i) the election of directors, (ii) on matters as provided in the Bylaws of the Corporation, and (iii) as required by applicable law, and (b) it shall not vote on matters expressly reserved for approval solely by another class or series or stock under the Code, these Articles of Incorporation, or the Bylaws of the Corporation, and it shall be subject to the elimination of voting rights with respect to individual shares of Preferred Stock upon the occurrence of a Preferred Vote Expiration Event (as defined below). Simultaneously with the issuance of each share of the Preferred Stock, the Corporation shall issue a warrant to purchase a correlating share of Common Stock (each, a "Correlating Warrant") pursuant to the Warrant dated the same date as the date on which these Articles are restated (the "Warrant"). Until the occurrence of a Preferred Vote Expiration Event, each share of Preferred Stock shall entitle its holder to a number of votes equal to the number of whole shares of Common Stock for which the Preferred Share's Correlating Warrant is exercisable as of the record date for the determination of the stockholders entitled to vote on a matter or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Fractional votes shall not be permitted, and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward). A "Preferred Vote Expiration Event" shall occur upon the exercise (in accordance with the terms of the Warrant) of a Correlating Warrant and the payment of the Exercise Price (as defined in the Warrant). Except as otherwise expressly provided in these Articles of Incorporation, the Bylaws of the Corporation, or as required by applicable law, the holders of the Preferred Stock and Common Stock shall vote together as a single class. In the event of any stock dividend, stock split, reverse stock split, reclassification, or similar event which results in a different number of shares of Common Stock outstanding, the number of shares of Preferred Stock outstanding shall be adjusted in a like manner and at the same time.

     B.   DIVIDENDS.
          ---------

          1.   Preferred Dividends.
               -------------------

               (a) Subject to Section VI,B,1(b), on March 31, June 30, September 30, and December 31 of each year (the period of a year ending on each such date, a "Fiscal Quarter"), the holders of the issued and then outstanding Preferred Stock shall be entitled to receive a "Preferred Dividend" (as defined below) on each issued and outstanding share of Preferred Stock, prior and in preference to the payment of any dividend on the Common Stock, other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock (a "Common Stock Dividend"). "Preferred Dividend" shall mean a cash dividend which shall begin to accrue on the date on which the first shares of Preferred Stock are issued by the Corporation (the "Original Issue Date"), in an amount determined by the following formula:

          8%, divided by 4, multiplied by the Original Issue Price (as used in
              ----------    -------------
          these Restated Articles, such term shall have the meaning ascribed to it in the Warrant).

     For the purpose of this Section VI, B, 1, and wherever else the concept of Original Issue Price is used in these Articles of Incorporation, the Original Issue Price shall be subject to appropriate adjustment in the event of stock dividends, stock splits, reverse stock splits, reclassifications, or similar events which result in all holders of Preferred Stock holding a different number of shares of Preferred Stock after such event (other than an issuance of additional shares of Preferred Stock pursuant to Section VI, B, 1(b) in the event that Preferred Dividends are not paid on the Preferred Stock). In such event, the Original Issue Price shall be multiplied by a fraction, the numerator of which is the number of shares of Preferred Stock outstanding immediately prior to such event, and the denominator of which is the number of shares of Preferred Stock outstanding immediately after such event.

               Preferred Dividends shall be cumulative such that no dividends, other than a Common Stock Dividend, shall be paid with respect to the Common Stock during any Fiscal Quarter unless dividends in the total amount of the then payable Preferred Dividend shall have first been paid in full. The Board of Directors may fix a record date for the determination of holders of Preferred Stock entitled to receive dividends, which record date shall not be more than 60 days prior to the date fixed for payment.

               (b) For any Fiscal Quarter in which the Corporation fails to pay the full Preferred Dividend to the holders of the Preferred Stock, the Corporation shall issue to the holders of the Preferred Stock an additional number of shares of Preferred Stock in lieu of the unpaid portion of the Preferred Dividend, together with an equal number of Correlating Warrants for Common Stock, such Correlating Warrants to be in a form substantially identical to the Warrant, except that the Exercise Price (as defined in the Warrant) shall be $.01. The number of shares of Preferred Stock and Correlating Warrants to be issued in such event shall be determined according to the following formula (rounded to the nearest whole number):

     (aggregate Preferred Dividend owed to holder of Preferred Stock minus
                                                                     -----
     aggregate cash dividend actually paid to such holder) / the Original Issue Price.

No fractional shares of Preferred Stock or fractional Correlating Warrants shall be issued. Once such Preferred Stock and Correlating Warrants are issued, the Preferred Dividend for such Fiscal Quarter shall be deemed to have been paid in full for all purposes.

          2.   Common Dividends; No Participation Rights.  After dividends in
               -----------------------------------------
the full preferential amount specified in Section VI, B, 1 have been paid or declared and set apart, the Board of Directors may declare additional dividends payable to holders of Common Stock out of funds legally available therefor. Any such dividends shall be declared solely on the Common Stock, and the Preferred Stock shall have no right of participation.

     C.   PREEMPTIVE RIGHTS.
          -----------------

          1.   Generally.  In connection with the issuance by the Corporation of
               ---------
either: (i) shares of Common Stock, or (ii) any security convertible into or carrying a right to subscribe for or acquire shares of Common Stock (other than options issued to employees) (together, "New Shares"), each holder of Preferred Stock shall be entitled to preemptive rights as provided by the Code as in effect on the date of the Issuance Notice referred to in Section VI,C,2. For such purpose, each holder of Preferred Stock shall be deemed to presently hold that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the exercise of any Correlating Warrants which correspond to the Preferred Stock then held by such holder of Preferred Stock. Holders of Common Stock shall not have preemptive rights.

          2.   Procedures.  In the event that the Corporation proposes to
               ----------
undertake an issuance of New Shares, it shall give the holders of Preferred Stock written notice of its intention to issue such shares (the "Issuance Notice"), which shall state the price and the general terms upon which the Corporation proposes to issue such shares. Each holder of Preferred Stock shall have fifteen (15) days from the date of mailing any such Issuance Notice to agree in writing to purchase its pro-rata share of such shares for the price and upon the terms specified in the Issuance Notice by giving written notice to the Corporation and stating therein the quantity of shares to be purchased.

          3.   Applicability; Expiration.  The rights granted pursuant to this
               -------------------------
Section VI, C shall not apply to any issuance of New Shares which has been approved by at least a three-quarters affirmative vote of the Board of Directors of the Corporation (the "Board"), and shall expire upon (and not be applicable to) the first sale of Common Stock or other securities of the Corporation to the public, which sale is effected pursuant to a registration statement underwritten by a nationally recognized underwriting firm and filed with, and declared effective by, the Securities and Exchange Commission, and in connection with which such Common Stock or other equity securities are listed on a national securities exchange (as defined in the Securities Exchange Act of 1934) and the Company receives at least $20,000,000 in proceeds (a "Listing Event").

     D.   BOARD OF DIRECTORS.
          ------------------

          1.   Size.  Upon adoption of these Restated Articles, the Board of
               ----
Directors of the Corporation (the "Board") shall consist of thirteen (13) members. The size of the Board may be changed by a majority affirmative vote of the Board (subject to compliance with these Restated Articles and the Bylaws of the Corporation as in effect from time to time (the "Bylaws"), provided that as long as any shares of Preferred Stock remain outstanding, the Board shall consist of at least nine (9) members. In all events, the Board shall consist of an odd number of members.

          2.   Right of Appointment of Preferred Stock.   So long as any
               ---------------------------------------
Preferred Stock is outstanding, the holders of a majority of the outstanding Preferred Stock shall have the unrestricted right to elect six (6) members of the Board (or one less than a majority of the Board if the Board is larger or
smaller than thirteen (13) members) (the "Preferred Directors").   In the event
that no shares of Preferred Stock remain outstanding, the right to appoint the Preferred Directors to the Board shall revert to the holders of the Common Stock, such number of directors to be elected to be determined in accordance with the provisions of the Bylaws of the Corporation as in effect from time to time, and all Preferred Directors and the "Swing Director" (as hereinafter defined) shall cease to serve on the Board effective upon the next succeeding meeting of the shareholders at which directors are elected.

          3.     Right of Appointment of Common Stock.  So long as any shares of
                 ------------------------------------
Preferred Stock are outstanding, the holders of the Common Stock shall have the unrestricted right to elect six (6) members of the Board (or one less than a majority of the Board if the Board is larger or smaller than thirteen (13) members), and such holders shall also have the right to elect an additional member (the "Swing Director") to serve on the Board (collectively, the "Common Directors"); provided, however, that the Swing Director shall be nominated by the Common Directors then holding office and such nomination of the Swing Director shall be subject to the approval of the Preferred Directors, which approval shall not be unreasonably withheld. The Preferred Directors shall be deemed to have finally and irrevocably approved a nominee submitted by or on behalf of the holders of Common Stock in the event that the Preferred Directors do not object (as provided below) to such nominee within five (5) business days after receipt of notice of the name of such nominee. To object to the appointment of a nominee, the Preferred Directors shall submit to the Common Directors (as representatives of the holders of Common Shares) in writing in reasonable detail their reasons for objecting to such nominee. If the Common Directors choose not to submit an alternative nominee, the issue of the appointment of such nominee to the Board shall be submitted to arbitration before the American Arbitration Association in accordance with its rules of commercial arbitration then in effect. The exclusive location of such arbitration shall be Atlanta, Georgia, and the governing law shall be the law of the State of Georgia.

          4.   Failure to Meet Benchmarks; Merger Proposal.
               -------------------------------------------

          (a) Upon the occurrence of a "Preferred Stock Event" (as defined in the Bylaws), the size of the Board shall automatically increase to fifteen (15) members (or, in the case of a Board which is larger or smaller than thirteen
(13) members, such number as required to accommodate the appointment of two additional members), and the holders of the Preferred Stock shall have the right to elect two (2) additional members of the Board (the "Additional Directors"). In the event Additional Directors are elected to the Board by reason of a Preferred Stock Event, such directors shall continue to serve until the occurrence of a Cure Event (as defined in the Bylaws), at which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the election of Additional Directors under this Section VI, D, 4(a). If the holders of the Preferred Stock become entitled to elect Additional Directors pursuant to this subsection a second time, such Additional Directors shall be entitled to continue to serve so long as any Preferred Stock remains outstanding, after which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the election of Additional Directors on such second occasion.

          (b) If a majority of the Preferred Directors propose in writing to the full Board a plan of merger or share exchange to which the Corporation would be a party, or a sale of all or substantially all of the assets of the Corporation, the Board shall have an obligation to submit such proposal (with or without their recommendation) to all shareholders for their consideration and vote. If such proposal is not submitted to the shareholders for a vote within 120 days after such proposal is delivered in writing to the full Board (or such longer time as shall be required solely by reason of the necessity to comply with applicable law, including laws and regulations administered by the Securities and Exchange Commission and those related to the Hart-Scott-Rodino Act), then for the limited purpose of this subsection, the size of the Board shall be increased to fifteen (15) members (or, in the case of a Board which is larger or smaller than thirteen (13) members, such number as required to accommodate the appointment of two additional members) and the holders of the Preferred Stock shall have the right to elect two (2) Additional Directors for the limited purpose of recommending and submitting such plan to the shareholders, after which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the appointment of Additional Directors pursuant to this Section VI,D,4(b).

          5.   Removal of Directors.  The holders of Common Stock may at any
               --------------------
time, with or without cause, remove any Common Director from office. The holders of Preferred Stock may at any time, with or without cause, remove any Preferred Director from office.

     E.   LIQUIDATION RIGHTS.  In the event of any liquidation, dissolution or
          ------------------
winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

          1.   Preferred Stock.  Each share of Preferred Stock then outstanding
               ---------------
shall entitle its holder to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other class or series of capital stock of the Corporation, an amount per share (the "Liquidation Preference") equal to the Original Issue Price (as adjusted from time to time) plus all accrued but unpaid Preferred Dividends on such share of Preferred Stock. If the Available Funds and Assets are insufficient to permit the payment to holders of the Preferred Stock their full preferential amount described in this subsection, then the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata according to the number of shares of Preferred Stock held by each.

          2.   Remaining Assets.  If there are any Available Funds and Assets
               ----------------
remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section VI, B, 1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro-rata according to the number of shares of Common Stock held by each.

     F.   REDEMPTION OF  PREFERRED STOCK.   All or a portion of the Preferred
          ------------------------------
Stock shall be redeemed by the Corporation as provided in this Section VI, F. In all events, the redemption price for each redeemed share shall be the Original Issue Price (as adjusted from time to time) plus any accrued but unpaid Preferred Dividends with respect to such share.

          1. At the option of the holder, all of such holder's Preferred Stock shall be redeemed at any time on or after the seventh anniversary of the Original Issue Date. If redemption occurs pursuant to this subsection, the Corporation shall redeem as many of such shares for cash as possible without violating any loan covenants to which the Company is subject, applicable law, or the terms of any contract which was approved by at least a three-quarters affirmative vote of the Board. If the Corporation is unable to redeem all of such Preferred Stock for cash, such holder, at its option, may elect not to require the redemption of all or a portion of the Preferred Stock, or may require the Corporation, subject to compliance with applicable law, to redeem the shares of Preferred Stock not redeemed for cash in exchange for a senior subordinated note (a "Subordinated Note") of the Corporation (i) ranking pari passu with any other issue of the Corporation's most senior subordinated notes outstanding; (ii) bearing interest, payable quarterly, at the rate per annum equal to 5.5% above the yield on five-year treasury notes in effect at the close of business on the day immediately prior to the issuance of the Subordinated Note; (iii) which shall permit the prepayment of principal at any time, without premium or penalty; and (iv) which if issued pursuant to this Section VI,F,1, shall provide for principal payments to be due in three equal installments: on the date of redemption, on the first anniversary of the issuance of such Subordinated Note, and on the second anniversary of the issuance of such Subordinated Note. Each Subordinated Note issued by the Company shall be in the form of note attached to the Corporation's Restated Bylaws.

          2. At the option of the holder, all of such holder's Preferred Stock shall be redeemed at any time during which the holders of Preferred Stock are entitled to elect Additional

Directors under Section VI, D, 4(a) by exchanging such Preferred Stock for a Subordinated Note, the principal of which shall be due in three equal installments on the seventh, eighth and ninth anniversaries of the Original Issue Date.

          3. At the option of the Corporation (as determined solely by the Common Directors), all or a portion of the Preferred Stock may be redeemed on or after the seventh anniversary of the Original Issue Date, but only in the event the only form of consideration paid by the Corporation for such shares so redeemed is cash. Any holder of shares of Preferred Stock shall have thirty
(30) days after receipt of notice from the Corporation that his shares will be redeemed pursuant to this subsection to convert such shares of Preferred Stock to shares of Common Stock in accordance with these Restated Articles.

          4. At any time Preferred Stock is redeemed in exchange for one or more Subordinated Notes under Sections VI,F,1 or VI,F,2, the holders of the Preferred Stock shall collectively be entitled to retain at least one share of Preferred Stock (thus retaining all rights under Section V, D hereof), until such Subordinated Notes are paid in full. The Corporation shall not be entitled to redeem the remaining share or shares of Preferred Stock until such Subordinated Notes have been paid in full, but upon payment in full of such notes, the Corporation shall thereupon be (or become) entitled to redeem the remaining share or shares of Preferred Stock.

     G.   PREFERRED STOCK PROTECTIVE PROVISIONS.  So long as any shares of
          -------------------------------------
Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of a majority of the Preferred Directors, do the following:

          1. amend its Articles of Incorporation in a manner that would require the approval of the holders of Preferred Stock under O.C.G.A. (S)14-2-1004, as such Code section exists on the date on which these Articles are restated, or amend its Bylaws in a manner that would adversely affect the rights, preferences, or privileges of, or restrictions on, the Preferred Stock; or

          2. reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Preferred Stock; or

          3. authorize or issue any other equity securities having rights or preferences senior to or on parity with the Preferred Stock, other than in connection with the modification of subordinated notes in existence on the Original Issue Date or securities issued as part of bank financings; or

          4. engage in any transaction or series of related transactions which would result in a change of ownership of more than 25% of the Corporation's equity securities; or

          5. sell more than 25% of the Corporation's operating assets in a single transaction or series of related transactions; or

          6. enter into any proposed transaction or related series of transactions in which the Corporation issues securities, the result of which has the effect of issuing Common Stock at less than the Original Issue Price.

     H.   CONVERSION RIGHTS OF PREFERRED STOCK.  Shares of Preferred Stock are
          ------------------------------------
convertible into shares of Common Stock as follows:

          1. Except as provided in Section VI, H, 2 below, each share of Preferred Stock is convertible at the option of the holder into one share of Common Stock, upon written notice to the Corporation (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised).

          2. If a conversion is to be made at any time on or after the seventh anniversary of the Original Issue Date, then each share of Preferred Stock is convertible at the option of the holder into the "Adjusted Number" (as hereinafter defined) of shares of Common Stock (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised); provided that as a result of such conversion (together with any other simultaneous conversions) all shares of Common Stock issuable pursuant to the Warrant have been issued. The Adjusted Number shall be an amount equal to the total number of shares of Preferred Stock being converted multiplied by a fraction, the
                                             -------------
denominator of which is the Exercise Price (as defined in the Warrant) then in effect, and the numerator of which is the Original Issue Price (as defined in the Warrant); provided, that in no event shall shares of Preferred Stock be convertible into a number of shares of Common Stock which is greater than the total number of shares of Common Stock which may be issued pursuant to the Warrant, taking into account all prior and simultaneous conversions and exercises under the Warrant).

          3. The Corporation shall, as soon as practicable after shares of Preferred Stock are surrendered for conversion, issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled in accordance with this
Section VI, H. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the holder exercising such right of conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date (or, if such shares of Preferred Stock are surrendered on a day other than a day on which the Corporation is open for business, then such holder shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on the next succeeding day on which the Corporation is open for business). Upon any such conversion, the Correlating Warrant for each such share of Preferred Stock so converted shall be delivered, automatically cancelled, and each such Correlating Warrant shall be of no further force or effect.

          4. To the extent that any shares of Preferred Stock remain outstanding after such time as the Warrant has either expired or been fully exercised, such shares of Preferred Stock shall retain all rights granted to such Preferred Stock under these Restated Articles of Incorporation except for the right to convert set forth in this Section VI, H.

                                     VII.

     A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, or repeal.


                                     VII.

     Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the Corporation or as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.


                                      IX.

     Any issued and outstanding shares of stock of the Corporation which are repurchased by the Corporation shall become treasury shares which shall be held in treasury by the Corporation until resold or retired and cancelled in the discretion of the Board. Any treasury shares which are retired and cancelled shall constitute authorized but unissued shares.

                                       X.

     These Restated Articles of Incorporation contain amendments which require shareholder approval. These Restated Articles of Incorporation were duly approved by the shareholders of the Corporation on May 6, 1997, in accordance with the provisions of O.C.G.A . (S)14-2-1003, and all other applicable laws. None of the holders of shares was entitled to vote as a class thereon.

                                      XI.

     These Restated Articles of Incorporation amend, restate and supersede the Corporation's Third Restated Articles of Incorporation, as amended.

                              LAW COMPANIES GROUP, INC.



[CORPORATE SEAL]              By:   /s/ Bruce C. Coles
                                    ------------------
                                    Bruce  C. Coles
                                    Chairman, CEO and President


Attested by:     /s/ Darryl B. Segraves
                 ------------------------------
                 Darryl B. Segraves
                 Secretary